UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or (g) of the Securities Exchange Act of 1934

Sierra Resource Group, Inc.

(Exact Name of Small Business Issuer in its Charter)

Date of earliest event reported:

November 30, 2012

Nevada	000-25301	88-0413922
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

9550 S. Eastern Avenue, Suite 253, Las Vegas, Nevada 89123

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (702) 462-7285

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 1, 2012, Michel Rowland, Vice President, Exploration, and a member of the Board of directors since April 2011, has assumed the responsibilities of Travis Snider, who resigned, effective November 30, 2012. Mr. Rowland’s employment agreement, previously disclosed by the Company on Form 8-K filed February 28, 2012, is amended to reflect this new effective date.

Mr. Rowland has a combined 50 years experience as a Geologist and mining operations. He also consults with major mining concerns throughout the world. Mr. Rowland received his first degree in Geology from Paris University in 1960 and his Masters degree in Geology in 1961 from Dijon University, in France. In 1973 he received a geology Engineer degree from the Escuela Politecnica Nacional in Ecuador. He is a member in good standing of the Société Géologique de France; The College of Geology Engineers in mining and Petroleum of Ecuador; the Cámara de Minería Nacional del Ecuador and the Australian Institute of Mining and Metallurgy (AusIMM), Member No: 225364. Mr. Rowland is, also, a Qualified Person (Q.P.) for the form 43-101F1.

Mr. Rowland brings his fluency in Spanish, French and English and half-century of expertise developed from his positions as a senior geologist with major mining companies throughout South America. Most recently Mr. Rowland was project manager for the only sanctioned operating mining company in Ecuador. Mr. Rowland’s last consulting job included writing a 43-101 for an exploration company in the rough terrains of Colombian mountains in relation with a V.M.S. copper deposit in Northern Antioquia.

Exhibits

d) Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIERRA RESOURCE GROUP, INC.

Date: December 6, 2012	By:	/S/ J. ROD MARTIN
J. Rod Martin
Chief Executive Officer